INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registraiton Statement of Highpower International, Inc. and subsidiaries (the “Company”) on Form S-3 of our report dated April 1, 2013, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2012 and 2011, and for the years ended December 31, 2012 and 2011, which report is included in the Annual Report on Form 10-K of the Company for the years ended December 31, 2012 and 2011. We also consent to the reference to our firm under the heading “Experts” in such Propsectus.

/s/ Marcum Bernstein & Pinchuk LLP

New York, New York

November 7, 2013